Exhibit 8.2
February 14, 2008
Matria Healthcare, Inc.
1850 Parkway Place, Suite 1200
Marietta, Georgia 30067
Ladies and Gentlemen:
     We have acted as counsel to Matria Healthcare, Inc., a Delaware corporation (“Matria”), in connection with (i) the Agreement and Plan of Merger, dated January 27, 2008 (the “Merger Agreement”), by and among Matria, Inverness Medical Innovations, Inc., a Delaware corporation (“Inverness”), Milano MH Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Inverness (“Merger Sub”), and Milano MH Acquisition LLC, a single-member Delaware limited liability wholly owned by Inverness (“Merger LLC”), pursuant to which Merger Sub will be merged with and into Matria (the “Merger”) followed by the merger (the “Upstream Merger”) of the surviving corporation of the Merger with and into Merger LLC and (ii) the preparation and filing of the registration statement on Form S-4 to which this opinion letter is filed as an exhibit (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
     For purposes of the opinion set forth below, we have examined and relied upon the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus contained in the Registration Statement (the “Proxy Statement/Prospectus”), and such other documents as we have deemed necessary and appropriate for purposes of this opinion. In our examination of documents, we have assumed that all documents submitted to us as copies faithfully reproduce the original thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of each of Matria and Inverness, including written certificates (the “Certificates”) from officers of each of Matria and Inverness verifying certain relevant facts that have been represented to us.
     We have assumed, with your consent, that (i) the Merger and Upstream Merger will be effected in accordance with the Merger Agreement, (ii) the statements of fact concerning the Merger and Upstream Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (iii) the representations made by Matria and Inverness in their respective Certificates are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, and (iv) any representations made in the

Matria Healthcare, Inc.
February 14, 2008

Merger Agreement or the Certificates “to the knowledge of,” or based on the belief of Matria or Inverness or similarly qualified are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     We hereby confirm to you that, in our opinion, the discussion in the section of the Proxy Statement/Prospectus captioned “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE UPSTREAM MERGER,” to the extent it states matters of law or legal conclusions, correctly sets forth the material United States federal income tax consequences of the Merger and Upstream Merger to Matria shareholders.
     Except as set forth above, we express no opinion as to the accuracy of any statements of law relating to the Merger and Upstream Merger or as to any other legal matters.
     The opinion expressed herein is based upon our analysis of the Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such change could affect the opinion rendered herein.
     We are furnishing this opinion to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus which is a part thereof under the captions “LEGAL MATTERS” and “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE UPSTREAM MERGER.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
Troutman Sanders LLP